EXHIBIT NO. 3.3

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on May 23, 2008, for FLORIDA PUBLIC UTILITIES COMPANY, a corporation organized under the laws of the State of Florida, as shown by the records of this office.

The document number of this corporation is 119792.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capitol, this the
Thirtieth day of May, 2008

GREAT SEAL OF THE STATE OF FLORIDA
IN GOD WE TRUST

Kurt S. Browning
Secretary of State

CR2EO22 (01-07)

ARTICLES OF AMENDMENT

TO

CERTIFICATE OF REINCORPORATION

OF

FLORIDA PUBLIC UTILITIES COMPANY

Pursuant to the provisions of §607.1006, Florida Statutes, FLORIDA PUBLIC UTILITIES COMPANY, a Florida corporation (the “Company”) has executed these Articles of Amendment to its Certificate of Reincorporation:

1.

Amendment adopted: Section III of the Company’s Certificate of Reincorporation was amended to increase the number of authorized shares of common stock, $1.50 par value per share, from 6,000,000 to 10,000,000 shares.

2.

The date of the amendment’s adoption: May 25, 2004.

3.

Adoption of Amendment(s): The amendment was approved by the shareholders.  The number of votes cast for the amendment was sufficient for approval.

IN WITNESS WHEREOF, these articles of Amendment were signed by the undersigned this   23 day of May, 2008.

By:         /s/ Jack English

Name:

Jack English

Title:

Chief Executive Officer and Chairman of the Board